UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Rule 14a-12
Bowhead Specialty Holdings Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

Bowhead Specialty Holdings Inc.
452 Fifth Avenue
New York, New York 10018
March 19, 2025

Dear Stockholder:
You are cordially invited to attend Bowhead Specialty Holdings Inc.’s 2025 Annual Meeting of Stockholders on Thursday, May 1, 2025, at 10:00 a.m., Eastern Time. The 2025 Annual Meeting of Stockholders will be held in a virtual format online at https://www.virtualshareholdermeeting.com/BOW2025.
The matters to be acted on at the 2025 Annual Meeting of Stockholders are described in the enclosed notice and proxy statement.
Your vote is important to us. Even if you plan on attending the 2025 Annual Meeting of Stockholders, we encourage you to vote your shares in advance to ensure that your vote will be represented at the meeting. To vote in advance of the meeting, you may vote online, as instructed in the attached proxy statement, or by completing, signing and returning the proxy card that is provided. You may revoke your proxy at any time before your shares are voted at the 2025 Annual Meeting of Stockholders. See the attached proxy statement for more detailed information.
We look forward to receiving your proxy and we appreciate your support.
Sincerely,

Stephen Sills
Chief Executive Officer

Bowhead Specialty Holdings Inc.
452 Fifth Avenue
New York, New York 10018
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 1, 2025
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You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Bowhead Specialty Holdings Inc. (“BSHI” or the “Company”) to be held on Thursday, May 1, 2025, at 10:00 a.m., Eastern Time, online at https://www.virtualshareholdermeeting.com/BOW2025.
At the Annual Meeting, stockholders will be invited to consider and vote upon the following matters:
1.    Election of four Class I directors to serve for a three-year term of office expiring at the 2028 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal;
2.    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3.    Any other matter that properly comes before the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The board of directors has fixed the close of business on March 7, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive office at 452 Fifth Avenue, New York, New York 10018. Your vote is very important to the Company and all proxies are being solicited by the board of directors. So, whether or not you plan on attending the Annual Meeting, we encourage you to submit your proxy as soon as possible (i) by accessing https://www.virtualshareholdermeeting.com/BOW2025 or (ii) by signing, dating and returning a proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Please note that all votes cast online must be cast prior to 11:59 p.m., Eastern Time, on April 30, 2025.

By Order of the Board of Directors,
/s/ H. Matthew Crusey
H. Matthew Crusey
Secretary and General Counsel
March 19, 2025
New York, New York
3

i

Bowhead Specialty Holdings Inc.
452 Fifth Avenue
New York, New York 10018
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PROXY STATEMENT
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INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Internet Availability of Proxy Materials
We are furnishing our proxy materials to stockholders of Bowhead Specialty Holdings Inc. in connection with the solicitation of proxies for use at the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 1, 2025, at 10:00 a.m., Eastern Time, online at https://www.virtualshareholdermeeting.com/BOW2025. This solicitation of proxies is made on behalf of our board of directors (the “Board”).
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On or about March 19, 2025, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on Thursday, May 1, 2025
This proxy statement and our 2024 Annual Report on Form 10-K are available free of charge at https://www.virtualshareholdermeeting.com/BOW2025.

What Are You Voting On?
You will be asked to vote on the following proposals at the Annual Meeting:
1.Election of four Class I directors to serve for a three-year term of office expiring at the 2028 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal;
2.    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3.    Any other matter that properly comes before the Annual Meeting.
Who Can Vote?
At the close of business on March 7, 2025 (the “Record Date”), there were 32,662,683 shares of our common stock, par value $0.01 per share (“Common Stock”), issued and outstanding. Only holders of record of our Common Stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter. In addition to holders of record of Common Stock, beneficial owners of shares of Common Stock held in “street name” as of the Record Date can vote by following the instructions provided by your broker, bank, trust, or other street name holders.
Difference Between a Stockholder of Record and a “Street Name” Holder
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below under the heading “Voting Your Shares.”
Quorum
The presence of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:
•Are present in person at the virtual Annual Meeting; or
•Have properly submitted a proxy card online or by mail.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust, or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see below under “Broker Non-Votes.”
Voting Your Shares
The Annual Meeting will be held entirely online. You may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy online by following the instructions on the website referred to in the proxy card and/or the Notice mailed to you.

Alternatively, if you received a paper copy of your proxy card, you may vote your shares by submitting a proxy online by following the instructions on the proxy card, or by completing, dating, and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If your shares are held in “street name,” your broker, bank or other holder of your shares will provide you with instructions that you must follow to have your shares voted.
Deadline for Submitting Your Proxy on the Internet
Internet voting will close at 11:59 p.m., Eastern Time, on April 30, 2025. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet need not return a proxy card or the voting instruction form forwarded by your broker, bank, trust, or other nominee by mail.
YOUR VOTE IS VERY IMPORTANT. Please submit your vote in advance even if you plan to attend the Annual Meeting.
Voting at the Annual Meeting
If you plan to attend the Annual Meeting, you may vote during the virtual meeting. Please note that if your shares are held in “street name” and you wish to vote during the meeting, you must obtain a proxy issued in your name from your broker, bank, or other holder of your shares. Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions to vote your shares in advance of the Annual Meeting. Please see the important instructions and requirements below under “Attendance at the Annual Meeting.”
Changing Your Vote
As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Secretary, Bowhead Specialty Holdings Inc., at 452 Fifth Avenue, 24th Floor, New York, New York 10018, (ii) duly submitting a later-dated proxy over the Internet or by mail, or (iii) attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust, or other nominee.
If You Receive More Than One Proxy Card
If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by the Internet, submit one proxy for each proxy card you receive.
How Your Shares Will Be Voted
Shares represented by proxies that are properly executed and returned, and not revoked, will be voted as specified. YOUR VOTE IS VERY IMPORTANT.
If You Do Not Specify How You Want Your Shares Voted
If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:
•FOR the election of each of the four nominees for Class I directors; and
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on the director elections.

Votes Required
The following table summarizes the voting requirements and the effects of broker non-votes and “withhold” votes or abstentions on each of the proposals to be voted on at the Annual Meeting:

	Proposals	Required Vote	Effect of Broker Non-Votes	Effect of Withhold Votes or Abstentions
1.	Election of Directors	Plurality of votes cast for each nominee	None	None
2.	Ratification of Independent Registered Public Accounting Firm	Majority of the shares present and entitled to vote thereon	Not applicable	Against
Inspector of Election
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.
Solicitation of Proxies
We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers, or other employees for such services.
Attendance at the Annual Meeting
You may attend the Annual Meeting, as well as vote and submit questions during the Annual Meeting, by visiting https://www.virtualshareholdermeeting.com/BOW2025. You will need your unique control number, which appears in the proxy card, Notice or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our board of directors currently consists of ten members. In accordance with our amended and restated certificate of incorporation (“Certificate of Incorporation”), our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors is designated as follows:
•The Class I directors are Stephen Sills, Tom Baker, Matthew Botein and Troy Van Beek, and their terms will expire at the Annual Meeting;
•The Class II directors are Zhak Cohen, David Foy and David Holman, and their terms will expire at the 2026 annual meeting of stockholders; and
•The Class III directors are Angela Brock-Kyle, Fabian J. Fondriest and Dr. Ava Schnidman, and their terms will expire at the 2027 annual meeting of stockholders.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, is elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our Certificate of Incorporation. Any increase or decrease in the number of directors are distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Our board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of stockholders. The Compensation, Nominating and Corporate Governance Committee of the board (the “CNCG Committee”) is responsible for identifying, screening and recommending candidates to the board. When formulating its board membership recommendations, the CNCG Committee also considers recommendations from stockholders and others as it deems appropriate.
The CNCG Committee periodically reviews and recommends for approval by the board criteria for membership on the board and the skills and characteristics required of board members. Among the qualifications considered in the selection of director candidates, the CNCG Committee considers, among others, experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the CNCG Committee considers appropriate in the context of the needs of the board. When considering potential nominees recommended by stockholders, the CNCG Committee follows the same board membership qualifications evaluation and nomination procedures discussed in this section.

Class I Director Nominees for Election – Term Expiring 2028
The current term of the Class I directors will expire at the Annual Meeting. Our board of directors nominated each of Stephen Sills, Tom Baker, Matthew Botein and Troy Van Beek for election at the Annual Meeting as a Class I director to hold office until the annual meeting of stockholders to be held in 2028 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. The nominees have consented to serve a term as Class I directors if elected. Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, subject to the terms of the Stockholders Agreement (as defined herein), the board of directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee. See “Certain Relationships and Related Person Transactions – Stockholders Agreement” for additional information regarding the Stockholders Agreement.
Set forth below are biographies of each of the Class I directors standing for election at the Annual Meeting:
Stephen Sills. Stephen Sills, 76, has served as our Chief Executive Officer, President and as a member of our board of directors since September 2020. Mr. Sills served as a member of the board of managers of Bowhead Insurance GP, LLC ("BGP"), the general partner of Bowhead Insurance Holdings LP (“BIHL”), the former soleshareholder of the Company, prior to its initial public offering, from October 2020 until December 2024. Mr. Sills founded Bowhead in September 2020. Prior to founding Bowhead, Mr. Sills was retired from 2019 to September 2020. From 2013 through 2019, Mr. Sills served as the Chairman and Chief Executive Officer of CapSpecialty and Professional Risk Management Services, Inc. Mr. Sills founded Darwin in 2003 and served as Chairman, President and Chief Executive Officer of Darwin from 2003 through 2008. Prior to founding Darwin, Mr. Sills founded Executive Risk in 1987, where he served as Chief Underwriting Officer and later as Chief Executive Officer until its sale to the Chubb Corporation (“Chubb”) in 1999, after which he was an Executive Vice President of Chubb until 2001. Mr. Sills currently serves on the board of directors of the Trusted Resource Underwriters, the attorney-in-fact for Trusted Resource Underwriters Exchange, a Florida reciprocal property and casualty insurer (“TRU”). Mr. Sills previously served as a member of the board of the Connecticut Children’s Medical Center. Mr. Sills also served as president of the Professional Liability Underwriting Society (“PLUS”) and was awarded its Founders’ Award. This award recognizes a member who has made a significant contribution to PLUS. Mr. Sills received a B.S. in Economics from the University of Tennessee. We believe Mr. Sills is qualified to serve as a member of our board of directors because of his experience building and leading our business, his insight into corporate matters as our Chief Executive Officer, his extensive leadership background and his extensive experience in the insurance industry.
Tom Baker. Tom Baker, 66, has served as a member of our board of directors since May 2024. Mr. Baker has served as the William Maul Measey Professor at the University of Pennsylvania, where he teaches courses and conducts research related to insurance business, law and regulation, at the Carey School of Law and the Wharton School since July 2008. Mr. Baker co-founded Picwell, Inc., a health data analytics company, in 2012 and served as its Chief of Executive Officer from January 2013 to January 2014, and as a director from June 2014 to June 2018. In addition, Mr. Baker has run Tom Baker Consulting, an active insurance consulting business since 1994 and has served as the Reporter of the American Law Institute's Restatement of the Law Liability Insurance since 2000. Mr. Baker received a B.A. in Sociology from Harvard College and a J.D. from Harvard Law School. We believe that Mr. Baker is qualified to serve on our board of directors due to his extensive legal and business experience.
Matthew Botein. Matthew B. Botein, 51, has served as the Chairperson of our board of directors since May 2024. Mr. Botein served as a member of the board of managers of BGP from October 2020 to December 2024. Mr. Botein is a co-founder of Gallatin Point, a private investment firm and has served as a Managing Partner of Gallatin Point since 2017. Prior to founding Gallatin Point, Mr. Botein served as co-head and Chief Investment Officer for Alternatives of BlackRock Alternative Investors (“BAI”) from 2009 until 2017 and as an advisor to BAI from 2017 through 2020. Prior to joining BAI, Mr. Botein served as a Managing Director and member of the Management Committee at Highfields Capital Management, a Boston-based private investment partnership. He also served as a member of the private equity departments at The Blackstone Group and Lazard Frères & Co. LLC. Mr. Botein currently serves on the board of directors of James River Group Holdings, Ltd. (Nasdaq: JRVR), IDB Bank New York, Tower Hill Risk Management, LLC, TRU, Insurance Supermarket, Inc., Fortuna Holdings Ltd. and Northeast Bancorp (Nasdaq: NBN). Mr. Botein previously served on the board of directors of PennyMac Financial Services (NYSE: PFSI), Aspen Insurance Holdings (NYSE: AHL), CoreLogic Inc. (NYSE: CLGX), First American Corporation (NYSE: FAF), PennyMac Mortgage Investment Trust (NYSE: PMT). Mr. Botein also serves on the Board of Managers of Beth Israel Lahey (formerly CareGroup/CJP). Mr. Botein received a B.A. (magna cum laude) from Harvard College and a M.B.A degree (with high distinction) from Harvard Business School, where he was awarded Baker and Loeb scholarships. We believe that Mr. Botein is qualified to serve on our board of directors due to his extensive financial leadership and management experience.
Troy Van Beek. Troy Van Beek, 42, has served as a member of our board of directors since May 2024. Mr. Van Beek served as a member of the board of managers of BGP from March 2024 until December 2024. Mr. Van Beek has served as the Chief Financial Officer and Treasurer of American Family Mutual Insurance Company, S.I. (“AFMIC” and collectively with its subsidiaries

“AmFam”) since January 2022. From July 2021 through December 2021, Mr. Van Beek served as the President of Homesite Insurance Inc. From March 2020 through December 2021, Mr. Van Beek also served as the Chief Financial Officer of Homesite Insurance Inc. and American Family Direct. Mr. Van Beek previously served as the Finance Vice President of AmFam from March 2015 through March 2020. Mr. Van Beek received a B.A. and an M.S. in Accounting from the University of Wisconsin – Madison. We believe that Mr. Van Beek is qualified to serve on our board of directors due to his extensive insurance, financial leadership and management experience.
Required Vote
Each director will be elected by a plurality of the votes cast by the shares present in person, or represented by proxy, and entitled to vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO THE BOARD.

Class II and III Directors Continuing in Office
Set forth below are biographies of the other directors continuing in office:
Angela Brock-Kyle. Angela Brock-Kyle, 65, has served as a member of our board of directors since May 2024. Ms. Brock-Kyle served as a member of the board of managers of the General Partner from December 2020 until December 2024. Ms. Brock-Kyle has served as a member of the board of directors of Hunt Companies Inc. since February 2019 and as a trustee on the board of the Guggenheim Funds since 2016 where she chaired the risk and compliance committee. Ms. Brock-Kyle previously served as a member of the board of directors and chair of the audit committee of Infinity Property & Casualty Corporation. Ms. Brock-Kyle received a B.S. in finance and marketing from California State University, East Bay and J.D. and M.B.A. degrees from the University of California, Los Angeles. We believe that Ms. Brock-Kyle is qualified to serve on our board of directors due to her extensive financial, accounting and business leadership experience.
Zhak Cohen. Zhak Cohen, 40, has served as a member of our board of directors since May 2024. Mr. Cohen has served as a member of the board of managers of BGP from October 2020 until December 2024. Mr. Cohen is a Managing Director and as a member of the investment committee at Gallatin Point, and has worked at the firm since December 2017. Prior to joining Gallatin Point, Mr. Cohen served as a Vice President in the Alternative Capital Team at XL Group from May 2014 to December 2017. Mr. Cohen has served on the board of Victor Insurance Exchange since June 2023, and TRU since January 2024. From November 2018 until October 2024, Mr. Cohen served on the board of Phoenix Holdings Ltd. (TLV: PHOE) and its affiliate, The Phoenix Insurance Company Ltd. Mr. Cohen received a B.A. (summa cum laude, phi beta kappa) in Philosophy from Brandeis University and a J.D. from the University of Pennsylvania Law School. We believe that Mr. Cohen is qualified to serve on our board of directors due to his extensive investment and management experience.
Fabian J. Fondriest. Fabian J. Fondriest, 63, has served as a member of our board of directors since May 2024. Mr. Fondriest served as a member of the board of managers of BGP from October 2020 to March 2024. Mr. Fondriest served on the board of directors of American Family Insurance Mutual Holding Company from 2017 through 2023. Mr. Fondriest retired as President of American Family Insurance Direct as of January 2022. Prior to his retirement, Mr. Fondriest served in various roles at AmFam since 2013, including as President of American Family Insurance Direct from 2016 to January 2022 and Chief Operating Officer of American Family Insurance Direct from 2014 to 2015. Mr. Fondriest also served as the Chief Executive Officer at Homesite Group Incorporated from 2001 to January 2022. Mr. Fondriest currently serves as the Chairman of the board of directors of TRU. Mr. Fondriest received a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Fondriest is qualified to serve on our board of directors due to his extensive financial leadership and management experience.
David Foy. David Foy, 58, has served as a member of our board of directors since May 2024. Mr. Foy has served as a member of the board of managers of BGP from September 2022 until December 2024. Mr. Foy has served as a senior advisor to Bain Capital Insurance since October 2021. From May 2017 to October 2021, Mr. Foy served as an independent consultant for the insurance industry. Prior to this, Mr. Foy served as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group from March 2003 to May 2017. Mr. Foy also serves as a director on the boards of Federal Life Insurance Company and Enhance Health. Mr. Foy received a B.S. in applied statistics from the Rochester Institute of Technology and is a Fellow in the Society of Actuaries. We believe that Mr. Foy is qualified to serve on our board of directors due to his extensive insurance, financial leadership and management experience.
David Holman. David Holman, 64, has served as a member of our board of directors since May 2024. Since 2024, Mr. Holman has served as a corporate governance consultant. Mr. Holman served as a member of the board of managers of BGP from October 2020 until December 2024. Mr. Holman retired from AFMIC effective April 3, 2024. From October 2021 through December 2023, Mr. Holman served as the Chief Administration Officer and Corporate Secretary of AFMIC. From January 2014 through October 2021, Mr. Holman served as Chief Strategy Officer and Corporate Secretary of AFMIC. From November 2011 to January 2014, Mr. Holman served as Chief Legal Officer of AFMIC. Mr. Holman received a B.A. in Economics and Political Science from St. Olaf College and a J.D. from Hamline University. We believe that Mr. Holman is qualified to serve on our board of directors due to his extensive insurance, financial leadership and management experience.
Dr. Ava Schnidman. Dr. Ava Schnidman, 73, has served as a member of our board of directors since October 2024. Dr. Schnidman founded and has served as President of Schnidman Partners Inc. since 2014. Schnidman Partners is a consulting firm that provides executive leadership consulting services to Fortune 500 companies. Prior to founding Schnidman Partners Inc., Dr. Schnidman founded and served as a founding partner at Deltech Consulting Group LTD from 1983 to 2014. Deltech Consulting Group LTD was a consulting firm that provided consulting services to large corporations on large organizational change, mergers and acquisitions and an array of organization development issues. Dr. Schnidman received a B.A. in English from the University of Rochester, an M.B.A. from the University of Connecticut, and her Ph.D. in Organizational Psychology from Columbia University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Attendance at Board, Committee and Annual Meetings
Our board of directors held two meetings during the fiscal year ended December 31, 2024. Each incumbent director serving during fiscal 2024 attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of committees of which such director was a member during the period for which such director served. Our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.
Director Independence
Under our Corporate Governance Guidelines, subject to applicable exemptions and transition periods, the board of directors must be composed of a majority of directors who qualify as independent directors under the New York Stock Exchange’s (“NYSE”) listing standards. As of the completion of our underwritten secondary public offering that closed on October 25, 2024, we ceased being a “controlled company” within the meaning of Section 303A of the NYSE listing standards. As permitted under the applicable rules and regulations of the SEC and the NYSE, we intend to phase in compliance with the heightened independence requirements prior to the end of the one-year transition period after we ceased being a “controlled company.” The board of directors has affirmatively determined that each of Tom Baker, Angela Brock-Kyle, David Foy and Ava Schnidman qualifies as “independent” as defined under the applicable NYSE listing standards.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. The Certificate of Incorporation and amended and restated bylaws (“Bylaws”) provide that the number of directors shall be fixed from time to time exclusively by resolution of the board of directors, and under our Corporate Governance Guidelines, the size of the board of directors shall not exceed a number that can function efficiently as a body. Our board currently consists of ten directors: Stephen Sills, Tom Baker, Matthew Botein, Troy Van Beek, Zhak Cohen, David Foy, David Holman, Angela Brock-Kyle, Fabian J. Fondriest and Dr. Ava Schnidman. Matt Botein and Zhak Cohen were nominated by GPC Partners Investments (SPV III) LP (“GPC Fund”) pursuant to a board nominee agreement, and Troy Van Beek and David Holman were nominated by AFMIC pursuant to an investor matters agreement. For additional information, see “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Our Corporate Governance Guidelines provide that the roles of Chair of the Board and Chief Executive Officer may be either separate or combined. The board of directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of the Company.
Currently, our board is chaired by Matthew Botein and our Chief Executive Officer is Stephen Sills. As a general policy, we believe separation of the positions of chairperson and Chief Executive Officer, or having a lead independent director, reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board as a whole.
Board’s Role in Risk Oversight
Our management is responsible for identifying risks facing our Company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure.
The Audit Committee discusses guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal audit function, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
In addition, the board of directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings which are designed to give the board of directors regular updates about our business. The board of directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.

Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing Audit Committee and a standing Compensation, Nominating and Corporate Governance Committee, each of which operates under a written charter. Our board may from time to time establish other committees.

Member	Audit Committee	Compensation,Nominating and Corporate Governance Committee
Tom Baker	X	X
Matthew Botein		X (C)
Angela Brock-Kyle	X
David Foy	X (C)	X
Ava Schnidman		X
Troy Van Beek		X
(C) chair
Audit Committee
Our Audit Committee consists of David Foy, who serves as the Chair of the Audit Committee, Tom Baker and Angela Brock-Kyle, all of whom qualify as independent directors under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our board of directors has determined that David Foy qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held two meetings during the fiscal year ended December 31, 2024.
The Audit Committee assists our board of directors in fulfilling its oversight responsibilities relating to:
•accounting, financial reporting and disclosure processes;
•adequacy and soundness of systems of disclosure and internal control established by management;
•the quality and integrity of our financial statements and the annual independent audit of our financial statements;
•our independent registered public accounting firm’s qualifications and independence;
•the performance of our internal audit function and independent registered public accounting firm;
•our compliance with legal and regulatory requirements in connection with the foregoing;
•compliance with our Code of Conduct;
•overall risk management profile; and
•approving related party transactions.
Our board of directors has adopted a written charter for the Audit Committee, which is available on our website, bowheadspecialty.com.
Compensation, Nominating and Corporate Governance Committee
Our CNCG Committee consists of Matthew Botein, who serves as the chair of the CNCG Committee, David Foy, Tom Baker, Troy Van Beek, and Dr. Ava Schnidman. We previously availed ourselves of the “controlled company” exception under the NYSE rules, which exempted us from the requirement that we have compensation and nominating and corporate governance committees composed entirely of independent directors. Because we have ceased being a “controlled company,” we must comply with the independent board committee requirements under the NYSE rules as they relate to compensation and nominating and corporate governance committees within the phase-in periods specified under the NYSE rules. The board of directors will take all action necessary to comply with the applicable NYSE rules, including appointing additional directors or appointing certain of our existing independent directors who meet the NYSE independence requirements to our CNCG Committee within the time periods required by the NYSE listing standards. The CNCG Committee held one meeting during the fiscal year ended December 31, 2024.
The purpose of the CNCG Committee is to:
•advise our board of directors concerning the appropriate composition of our board of directors and its committees;
•identify individuals qualified to become members of our board of directors;
•recommend to our board of directors the persons to be nominated by our board of directors for election as directors at any meeting of stockholders;
•recommend to our board of directors the members of our board of directors to serve on the various committees of our board of directors;
•develop and recommend to our board of directors a set of corporate governance guidelines and assist our board of directors in complying with them;
•oversee the evaluation of our board of directors, our board of directors’ committees and management;
•oversee environmental, social and corporate governance strategies and initiatives;
•establish, maintain and administer compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long-term success;
•set our compensation program and the compensation of our executive officers, directors and key personnel;
•monitor our incentive compensation and equity-based compensation plans;
•succession plan for our executive officers, directors and key personnel;
•maintain and administer our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and
•prepare the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors adopted a written charter for the CNCG Committee, which is available on our website, bowheadspecialty.com.

Director Compensation
On May 22, 2024, the Company adopted the Bowhead Specialty Holdings Inc., Non-Employee Director Compensation Policy (the “NED Compensation Policy”), which provides for an annual compensation package pursuant to which, the non-employee director may elect to receive either (i) $80,000 in cash and restricted stock units (“RSUs”) with a grant date value of $80,000, or (ii) RSUs with a grant date value of $160,000. Additionally, the Audit Committee Chair will receive an annual cash retainer of $50,000. The annual RSU award will vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders, and directors are required to hold such interests for the duration of their service on the board.
Members of the board of directors who are employed by the Company or who are nominated by AFMIC and GPC Fund are not eligible to receive any cash fees or other form of compensation in connection with their service on the board.
The following table provides the compensation paid to the non-employee directors of the Company for the year ended December 31, 2024:

Name		Fees Earned or Paid in Cash	Stock Awards(8)	All Other Compensation	Total
Tom Baker	(1)	$80,000	$79,985	$—	$159,985
Troy Van Beek		$—	$—	$—	$—
Matthew Botein		$—	$—	$—	$—
Angela Brock-Kyle	(2)	$—	$159,987	$—	$159,987
Zhak Cohen		$—	$—	$—	$—
Fabian J. Fondriest	(3)	$—	$459,986	$—	$459,986
David Foy	(4)	$130,000	$79,985	$—	$209,985
David Holman		$—	$—	$—	$—
Dr. Ava Schnidman	(5)	$80,000	$—	$—	$80,000
Jack Stein	(6)	$—	$—	$—	$—
__________________
(1)Mr. Baker elected to receive an annual compensation package of $80,000 in cash and RSUs with a grant date value of $80,000.
(2)Ms.Brock-Kyle elected to receive an annual compensation package of RSUs only with a grant date value of $160,000.
(3)On May 22, 2024, Mr. Fondriest received a one-time grant of RSUs with a grant date value equal to $300,000 in consideration of his past and future services. The RSUs will vest over four years, with 20% of such RSUs vesting on each of the first, second and third anniversaries of the grant date and the remaining 40% vesting on the fourth anniversary of the grant date. Mr. Fondriest will be required to hold such interests for the duration of his service on the board. In addition, Mr.Fondriest elected to receive an annual compensation package of RSUs only with a grant date value of $160,000.
(4)Mr. Foy received an annual cash retainer of $50,000 for his position as Audit Committee Chair and elected to receive an annual compensation package of $80,000 in cash and RSUs with a grant date value of $80,000.
(5)Dr. Ava Schnidman was appointed to the Board on October 30, 2024. Dr. Schnidman did not receive her compensation for service on the Board for fiscal year 2024 under the Bowhead Specialty Holdings Inc. NED Compensation Policy, and in lieu of such compensation, was provided a lump sum cash payment of $80,000 payable in advance for her service on the Board for the period between October 30, 2024 through the first annual meeting of stockholders of the Company. Following the 2025 annual meeting, Dr. Schnidman will receive the annual cash and equity compensation as set forth in the NED Compensation Policy.
(6)Jack Stein served as a member of the Board through October 25, 2024.
(7)Amounts reflect the grant date fair value of restricted stock units, determined in accordance with ASC Topic 718. The following table provides information regarding the aggregate number of equity awards granted to our non-employee directors that were outstanding as of December 31, 2024:

Name	Restricted Stock Units at Year-End
Tom Baker	4,705
Troy Van Beek	—
Matthew Botein	—
Angela Brock-Kyle	9,411
Zhak Cohen	—
Fabian J. Fondriest	27,058
David Foy	4,705
David Holman	—
Ava Schnidman	—
Jack Stein	—
Code of Conduct
We maintain a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer. Our Code of Ethics and Business Conduct is available on our website, bowheadspecialty.com. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.
Communications with the Board of Directors
Stockholders of the Company and other interested parties wishing to communicate with the board or an individual director may send a written communication to the board or such director at the following address:

c/o Bowhead Specialty Holdings Inc.
452 Fifth Avenue, 24th Floor
New York, NY 10018
Attn: Secretary
The Secretary will review each communication and will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors. In connection with this responsibility, the Audit Committee evaluates and monitors the auditors’ qualifications, performance, and independence. This responsibility includes a review and evaluation of the independent auditors. The Audit Committee approves all audit engagement fees and terms associated with the retention of the independent auditors.
As a matter of good corporate governance, the board of directors is requesting our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2022. The Audit Committee and the board of directors believe that the continued retention of PricewaterhouseCoopers LLP as our independent auditors is in the best interests of the Company. The Audit Committee carefully considered the selection of PricewaterhouseCoopers LLP as our independent auditors. The Audit Committee charter requires the Audit Committee to periodically consider whether the independent audit firm should be rotated. In addition to evaluating rotation of the independent auditors, the Audit Committee oversees the selection of the new lead audit partner, and the Audit Committee chair participates directly in the selection of the new lead audit partner.
If the stockholders do not ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
Representatives from PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.
Required Vote
Approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Fees Billed by the Principal Accountant
The following table sets forth all fees billed for professional audit services and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2024 and December 31, 2023:

	2024	2023
Audit Fees (1)	$2,046,000	$3,073,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2,000	81,000
Total	$2,048,000	$3,154,000
__________________
(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, statutory audits of subsidiaries, and services rendered in connection with SEC registration statements and services that are normally provided by PricewaterhouseCoopers LLP, such as comfort letters, in connection with statutory and regulatory filings or engagements.
(2)Other Fees relate to non-tax related advisory services.
Audit Committee Pre-Approval Policy
Our Audit Committee is responsible for approving all audit, audit-related and certain other services specified in its charter. The Audit Committee reviews and, in its sole discretion, approves in advance the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Company and the independent auditor (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee or as otherwise provided for in a pre-approval policy, if any, approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The audit committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024, with our management and with our independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee also discussed with PricewaterhouseCoopers LLP the written disclosures and the independence letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB.
Based on the Audit Committee’s review of the audited consolidated financial statements and the review and discussions described in the preceding paragraph, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended December 31, 2024, be included in the Company’s Annual Report on Form 10-K.
Audit Committee
David Foy (Chair)
Tom Baker
Angela Brock-Kyle
The above Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our Common Stock as of March 7, 2025, by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;
•each of our directors;
•each of our named executive officers (“NEOs”); and
•all of our current executive officers and directors as a group.
Unless otherwise noted, the business address of each of those listed in the table below is c/o Bowhead Specialty Holdings Inc., at 452 Fifth Avenue, 24th Floor, New York, New York 10018.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options or warrants held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable within 60 days. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed below has sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Shares of Common Stock
Greater than 5% Holders
American Family Mutual Insurance Company, S.I.(1)	4,700,928	14.4%
GPC Fund(2)	10,968,445	33.6%
Named Executive Officers and Directors
Stephen Sills(3)	951,198	2.9%
Brad Mulcahey	77,538	*
David Newman	239,393	*
Tom Baker	—	*
Matthew Botein	—	*
Angela Brock-Kyle	23,324	*
Zhak Cohen	—	*
Fabian J. Fondriest	12,000	*
David Foy	—	*
David Holman	—	*
Troy Van Beek	—	*
Dr. Ava Schnidman	1,893	*
All executive officers and directors as a group (12 individuals)	1,305,346	4.0%
__________________
*    Less than one percent.
(1)Based on a Schedule 13G/A filed with the SEC on February 14, 2025 by AFMIC, which sets forth their beneficial ownership as of December 31, 2024. According to the Schedule 13G, AFMIC has shared voting and dispositive power over 4,700,928 shares. The address of American Family Mutual Insurance Company, S.I. is 6000 American Parkway, Madison, WI 53783.
(2)Based on a Schedule 13G/A filed with the SEC on February 13, 2025 by GPC Fund, which sets forth their beneficial ownership as of December 31, 2024. According to the Schedule 13G/A, GPC Fund has sole voting and dispositive power over 10,968,445 shares. The address of the GPC Fund is 660 Steamboat Road, Greenwich, CT 06830.
(3)Includes 214,469 shares held by Sills 2024 LLC, for which Stephen Sills holds sole voting and dispositive power over.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership of our Common Stock with the SEC. Based solely on our review of such reports filed with the SEC and on representations received from our directors and executive officers, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2024, except for (i) the Form 3 filed by Fabian J. Fondriest in May 2024, which inadvertently omitted a grant of Restricted Stock Units Mr. Fondriest received in connection with the Company's initial public offering, which was subsequently disclosed on a Form 3 amendment filed on December 19, 2024; and (ii) the Form 3 filed by Stephen Sills in May 2024, which inadvertently omitted a grant of Performance Stock Units Mr. Sills received in connection with the Company’s initial public offering, which was subsequently disclosed on a Form 3 amendment filed on February 25, 2025.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders:	892,826	(1)	$—	(2)	3,149,081	(3)
Equity compensation plans not approved by security holders:	—		$—		—
Total	892,826		$—		3,149,081
__________________
(1)Includes 763,415 of RSUs and 129,411 of performance stock units (“PSUs”) outstanding under the Bowhead Specialty Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”).
(2)The weighted average exercise price does not take into account the shares issuable upon settlement of outstanding RSUs, or PSUs, which have no exercise price.
(3)Represents remaining securities available for future issuance under our 2024 Plan.

For a description of the material features of our 2024 Plan, please refer to the section entitled “Executive Compensation — Equity Compensation,” below.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Biographical information for each of our current executive officers is set forth below, other than Stephen Sills, our Chief Executive Officer, whose biographical information is set forth under “Class I Director Nominees for Election – Term Expiring 2028.”
Brad Mulcahey. Brad Mulcahey, 47, has served as our Chief Financial Officer and Treasurer since September 2022. Prior to joining Bowhead, Mr. Mulcahey was Chief Financial Officer at Berkley Select, a division of W.R. Berkley Corp (NYSE: WRB) from October 2021 to September 2022. From May 2015 to until April 2019, Mr. Mulcahey served as Controller of JLT Specialty USA (“JLT”). Following JLT’s acquisition by Marsh & McLennan Companies (NYSE: MMC), Mr. Mulcahey served as a Senior Vice President, Finance with Marsh until September 2021. Prior to joining JLT, Mr. Mulcahey held various finance roles at Aon PLC (NYSE: AON) starting in 2002. Mr. Mulcahey received a B.A. in Business Administration and Finance from Southern Illinois University and is a Certified Public Accountant in the state of Illinois.
David Newman. David Newman, 69, has served as the Chief Underwriting Officer since January 2024. From October 2020 to December 2023, Mr. Newman served as our Chief Underwriter. Mr. Newman was retired from June 2016 to October 2020. Mr. Newman held various roles at Allied World from 2008 to June 2016 including Chief Underwriting Officer for North America and Chief Underwriting Officer of the Global Markets division. Prior to Allied World acquiring Darwin in 2008, Mr. Newman served as Darwin’s Chief Underwriting Officer from 2003 to 2008. Prior to 2003, Mr. Newman spent over 20 years underwriting at syndicates operating within the Lloyd’s of London Market. Mr. Newman received an M.A. in Geography from Christchurch, University of Oxford.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below. For the fiscal year ended December 31, 2024, our “named executive officers” and their positions were as follows:

•Stephen Sills, Chief Executive Officer;
•Brad Mulcahey, Chief Financial Officer; and
•David Newman, Chief Underwriting Officer

As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table for 2024

The following table provides information regarding the compensation earned by our named executive officers for the years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(6)	Total ($)
Stephen Sills	2024	$669,153		$605,168	$3,369,274	(4)	$35,338	$4,678,933
Chief Executive Officer	2023	$643,750		$713,790	$—		$35,407	$1,392,947
Brad Mulcahey	2024	$312,386		$282,519	$297,993		$39,617	$932,515
Chief Financial Officer	2023	$303,973		$251,432	$117,251	(5)	$39,605	$712,261
David Newman	2024	$522,902		$449,688	$382,993		$13,936	$1,369,519
Chief Underwriting Officer	2023	$522,820	(1)	$533,610	$—		$—	$1,056,430
__________________
(1)Mr. Newman served as a consultant during 2023 and his salary figure represents monthly consulting fees he received during such time.
(2)Represents a discretionary bonus awarded to each named executive officer at their respective target bonus amounts.
(3)Amounts for 2024 reflect the grant date fair value of restricted stock units (“RSUs”), and for Mr. Sills, both RSUs and PSUs, in accordance with ASC Topic 718. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 10 to our consolidated financial statements for the fiscal year ended December 31 2024, included in our Annual Report on Form 10-K as filed with the SEC on February 27, 2025.
(4)For Mr. Sills, the 2024 stock award includes the grant date fair value of PSUs at target level of achievement. Assuming the maximum level of achievement under the PSUs, the grant date fair value of such award would be $1.6 million.
(5)For Mr. Mulcahey, the amount for 2023 reflects the grant date fair value of Class P Interests in BIHL, granted on May 16, 2023, in accordance with ASC Topic 718. Such Class P Interests were canceled in connection with the dissolution of BIHL and are no longer outstanding.
(6)The following table sets forth the amount of each other item of compensation paid to, or on behalf of, our named executive officers in 2024 reported in the “All Other Compensation” column. Amounts for each other item of compensation are valued based on the aggregate incremental cost.

Name	Company 401(k) Contribution ($)	Health Disability and Basic Life Insurance ($)	Cell Phone and Internet ($)	Spousal Travel ($)	Total ($)
Stephen Sills	$13,800	$17,450	$4,088	$—	$35,338
Brad Mulcahey	$12,972	$25,805	$840	$—	$39,617
David Newman	$—	$5,960	$—	$7,976	$13,936

Narrative Disclosure to Summary Compensation Table
Salaries
In 2024, the named executive officers received an annual base salary to compensate them for services rendered to the Company or an affiliate of the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Effective March 1, 2024, the annual base salaries for each of Messrs. Sills, Mulcahey and Newman were $675,000, $313,910 and $499,653, respectively. Effective March 1, 2025, the annual base salary for Mr. Mulcahey was $350,000.
The named executive officers are eligible to receive discretionary service-based bonuses, with the target percentage for fiscal year 2024 for each named executive officer equal to 100% of their respective base salary.
Equity Awards
Our named executive officers have historically been granted Class P Interests, which were granted under the BIHL Amended and Restated Limited Partnership Agreement and represented membership interests intended to constitute “profits interests” for federal income tax purposes. On September 9, 2024, BIHL commenced its dissolution in accordance with BIHL’s limited partnership agreement and our named executive officers holding any unvested Class P Interests fully vested in their respective Class P Interests at such time received distributions in accordance with the terms of BIHL’s limited partnership agreement. In connection with the dissolution of BIHL, the Class P Interests were canceled.
On May 22, 2024, in connection with our initial public offering, our board of directors and stockholders of the Company approved the 2024 Plan, pursuant to which employees, including our named executive officers, may be granted equity awards, in the form of both time and performance-based equity awards. Restricted stock units granted under the 2024 plan generally vest over a four year period with 20% vesting on each anniversary of the grant date for each of the first three years and 40% upon the fourth anniversary of the grant date, subject to the employee’s continued employment through each such vesting date.
Since adoption of the 2024 Plan, the Company has granted RSUs to certain employees and members of the board of directors, and PSUs to Stephen Sills. The PSUs granted to Mr. Sills vest over a three year performance period and are earned subject to achieving certain stock price targets based on the compound annual growth rate of the Company’s common stock price as measured by comparing to the Company’s initial public offering price. The performance targets (based on compound annual growth rate of stock price) are as follows: (i) below 15% will result in no PSUs earned, (ii) 15% will result in 75% PSUs earned (threshold), (iii) 20% will result in 100% PSUs earned (target) and (iv) 25% or above will result in 125% PSUs earned (maximum). To the extent performance falls between threshold, target, and maximum, linear interpolation will apply to determine the percentage achieved.
Following the Company’s initial public offering, our general equity grant practice is to award annual grants of RSUs to certain employees, including our executive officers, during the first quarter of the year and on a quarterly basis in connection with certain new hires. The Company does not grant stock options at this time. Equity awards are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of equity grant dates.
Retirement Benefits

The Company maintains a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the named executive officers, can make voluntary pre-tax contributions. The Company’s safe harbor plan includes a 100% Company match on the first 4% contributed by employees, up to the statutory compensation limits. All matching contributions are 100% vested immediately.
Employee Benefits and Perquisites
During their employment, named executive officers are eligible to participate in Company (or an affiliate of the Company) sponsored employee benefit plans, in each case on the same basis as all of its other employees and subject to the terms and eligibility requirements of those plans. The Company contributes to the cost of health, disability and basic life insurance for our named executive officers. Named executive officers are also provided a monthly allowance to cover costs of cell phone and internet.

Employment Agreements with Named Executive Officers
Mr. Sills
On May 22, 2024 Bowhead Specialty Holdings Inc. and Stephen Sills entered into an employment agreement, effective as of the closing date of our initial public offering (the “Sills Agreement”). The Sills Agreement provides for an initial term of three years, which will automatically renew for one year periods unless either party provides written notice of non-renewal at least ninety days prior to the end of the then-current term.
Pursuant to the Sills Agreement, Mr. Sills will receive the following compensation and benefits (i) an annual base salary of $675,000, (ii) annual bonus opportunity with a target of 100% of his base salary and a maximum of 150% of his base salary, provided that with respect to the period beginning January 1, 2024 through the closing date of the offering, he will be eligible to receive a pro-rata bonus targeted at 100% of his annual salary in effect as of January 1, 2024, (iii) eligible to participate in employee benefit plans and programs that are generally made available to other senior executives, provided that Mr. Sills may request the company to subsidize Medigap coverage in lieu of the company’s regular medical coverage and (iv) annual equity grant of restricted stock units during the employment period with a value no less than $2,070,000. Additionally, pursuant to the Sills Agreement, on May 22, 2024 Mr. Sills was granted PSUs under the 2024 Plan with a grant date value equal to $2,200,000.
The Sills Agreement also provides for certain severance benefits upon a qualifying termination or change in control as described in “—Potential Payments Upon Termination or Change in Control” below.
Mr. Newman
In connection with David Newman transferring from a consultant to a UK based employee, Bowhead Specialty Underwriters, Inc. entered into an agreement with Globalization Partners Limited to act as the Employer of Record for Mr. Newman, effective April 1, 2024. In turn, Mr. Newman has an employment agreement with Globalization Partners Limited (the “Newman Agreement”).
Pursuant to the Newman Agreement, Mr. Newman will receive the following compensation and benefits (i) an annual base salary of £ 395,625, (ii) annual bonus opportunity with a target of 100% of his annual base salary, (iii) eligible to participate in a pension scheme, with annual employer contributions equal to 4% of his annual base salary and (iv) eligible to participate in employee benefit plans and programs that are generally made available to other senior executives.
The Newman Agreement is terminable upon one months’ written notice. For each continuous year of service with the Company, Mr. Newman will be entitled to receive an additional one week's written notice of termination of employment for each completed year of continuous service up to a maximum of 12 weeks' notice. At the Company’s discretion, Mr. Newman’s employment may be terminated with immediate effect upon payment of his base salary for the notice period in lieu of notice. The Company may also place Mr. Newman on garden leave for such notice period.
Mr. Mulcahey is not party to any employment agreement with the Company or an affiliate of the Company.
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table shows all outstanding equity awards held by NEOs as of December 31, 2024.

Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: # of Unearned Shares or Units that Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(2) ($)
Stephen Sills	5/22/2024	121,764	$4,325,057	—	$—
	5/22/2024	—	$—	129,411	$4,596,679
Brad Mulcahey	5/22/2024	17,529	$622,630	—	$—
David Newman	5/22/2024	22,529	$800,230	—	$—

__________________
(1)This column reflects information regarding RSUs held by our named executive officers that were outstanding and unvested as of December 31, 2024. Restricted stock units generally vest over four years with 20% vesting on the first, second and third year anniversary of the date of grant and 40% vesting on the fourth anniversary of the date of grant, subject to the employee’s continued employment through each such vesting date. Refer to “Potential Payments Upon Termination or Change in Control” below for circumstances under which the terms of the vesting of equity awards would be accelerated.
(2)Determined with reference to $35.52, the closing price of a share of the Company's common stock on December 31, 2024.
(3)This column reflects information regarding PSUs held by Mr. Sills that were outstanding and unvested as of December 31, 2024. The PSUs generally vest subject to achieving certain stock price growth goals over a three-year period starting on May 23, 2024 (the date of the Company’s initial public offering) and ending on May 22, 2027.

Potential Payments Upon Termination or Change in Control
Messrs. Mulcahey and Newman
As of December 31, 2024, Mr. Mulcahey and Mr. Newman were not entitled to any cash payments upon a qualifying termination or a change in control. As of February 21, 2025, Mr. Mulcahey and Mr. Newman are participants in the Bowhead Specialty Holdings Inc. Change in Control Severance Plan (the “CIC Severance Plan”). See “2025 Change in Control Severance Plan” below for additional details on the CIC Severance Plan.
Mr. Sills
Pursuant to the Sills Agreement, if Mr. Sills is terminated without cause or he resigns for good reason (as such terms are defined in the Sills Agreement), Mr. Sills will be entitled to the following severance benefits upon his execution and nonrevocation of a general release of claims in favor of the company and continued compliance with restrictive covenant obligations: (i) continued payment of base salary for a period of thirty months, (ii) target annual bonus for the year in which the termination occurs payable at such time other officers receive bonus payments in respect of such year, (iii) payment of any earned but unpaid annual bonus, (iv) a lump sum payment equal to twelve months’ monthly health coverage premium and (v) 100% vesting acceleration of all time-based equity awards and waiver of any continued employment requirements for any performance-based awards. Either party may provide the other thirty days’ advance notice of such termination, provided that the company may accelerate such termination if it provides payment of base salary in lieu of such notice. In the event of a change in control, the amounts described above will become payable in a lump sum.
If Mr. Sills provides notice of non-renewal of the Sills Agreement and continues employment until, and terminates employment upon, the last scheduled day of the term of employment (“retirement”), then subject to Mr. Sills’ execution and nonrevocation of a release of claims against the company and continued compliance with restrictive covenant obligations (i) any then outstanding equity awards will accelerate and vest and (ii) Mr. Sills will be entitled to a pro-rata portion of his annual bonus in respect of the year of such retirement.
In the event of Mr. Sills’ termination by reason of death or disability, Mr. Sills (or his beneficiary) will be entitled to receive the following severance benefits upon his (or his estate) execution of a general release of claims in favor of the company (i) payment of any earned but unpaid annual bonus, (ii) a lump sum payment equal to twelve months’ monthly health coverage premium (only in the event of disability) and (iii) 100% vesting acceleration of all time-based equity awards and waiver of any continued employment requirements for any performance-based awards.
Upon a change in control, all time-based equity awards held by Mr. Sills at such time will fully vest and settle in cash, provided that the buyer in any such transaction may elect to defer and fund with a rabbi trust (or other vehicle acceptable to Mr. Sills) the payment of such amounts until the one year anniversary of the change in control, subject to Mr. Sills’ continued employment. If the buyer elects to defer payment, and Mr. Sills does not remain employed until the one year anniversary of the change in control, then the deferred amount will be forfeited, unless Mr. Sills is terminated by the company without cause, he resigns for good reason, or upon his death or disability, then any such deferred amounts will immediately vest and become payable within five business days of the date of such termination. In the event Mr. Sills becomes entitled to any benefit in connection with a change in control that occurs within the initial employment term, and any such payments become subject to the excise tax imposed by Section 4999 of the Code, then Mr. Sills will be entitled to receive a gross-up payment up to an aggregate of $3,000,000.
2025 Change in Control Severance Plan
In February of 2025, the Company adopted the CIC Severance Plan, pursuant to which select employees of the Company (including each of its executive officers, but excluding Mr. Sills), may become eligible to receive the following severance payments and benefits upon a qualifying termination within twenty-four months following the date of a change in control (each of qualifying termination and change in control as defined in the CIC Severance Plan): (i) a cash payment payable in a lump sum equal to the sum of (x) one and one-half times the participant’s base salary and (y) pro-rata target annual bonus, and (ii) an additional cash payment payable in a lump sum equal to the product of twelve multiplied by the cost incurred by the Company for providing group health, dental and vision benefits to the participant and the participant’s eligible dependents in the month immediately prior to the month in which the qualifying termination date occurred.
The provision of payments and benefits described above is conditioned upon the participant’s execution and non-revocation of a release of claims in favor of the Company. The CIC Severance Plan provides that if a participant receives any amount, whether under the CIC Severance Plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the participant would receive following imposition of the excise tax and all income and related taxes.
Equity Plan and Award Agreements
Pursuant to the 2024 Plan (except as provided in an award agreement), if a change in control occurs and either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 24 months following the change in control, then any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2024 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels.
Additionally, pursuant to the form RSU award agreement under the 2024 plan, if a participant’s employment or service with the Company is terminated by reason of (i) death then any unvested RSUs will immediately accelerate and vest or (ii) incapacity following a change in control, then any unvested RSUs will immediately accelerate and vest.
Compensation Committee Interlocks and Insider Participation
None of the members of our CNCG Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board or CNCG Committee, except that Mr. Sills is a member of the compensation committee and the board of directors for TRU. Mr. Fondriest is the executive chairman of TRU.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers, employees and other individuals associated with us that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to us. It is also our policy to comply with applicable securities laws when engaging in transactions in our own securities.
Prohibitions against Hedging and Pledging
Under our Insider Trading Policy, all directors, officers and employees of the Company are prohibited from engaging in hedging transactions (such as collars, equity swaps, exchange funds and prepaid variable forward sale contracts) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan.
Clawback Policy
We have adopted a Clawback Policy in accordance with SEC rules and NYSE listing standards that requires covered executives to reimburse the Company, or forfeit, any excess incentive compensation received by them on or after October 2, 2023 during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, since January 1, 2024, in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
BIHL
Prior to commencing its dissolution, BIHL owned approximately 73.5% of our common stock. BIHL contributed capital to us on an as needed basis and as of June 30, 2024, BIHL had contributed $183.3 million to us. The BIHL Partnership Agreement governs the distribution of the profits and losses of BIHL to its partners. The BIHL Partnership Agreement requires the supermajority approval (i.e., at least 75.0% of the outstanding Class A Interests in BIHL) of certain actions of the partnership and its subsidiaries, including the Company, and also provides its limited partners with certain rights of first refusal with respect to sales of securities of BIHL and its subsidiaries.
On October 7, 2020, our subsidiaries Bowhead Specialty Underwriting, Inc. (“BSUI”), Bowhead Underwriting Services, Inc. (“BUSI”) and Bowhead Insurance Company, Inc. (“BICI”) entered into a Services Agreement with BIHL (the “Services Agreement”). Pursuant to the Services Agreement, BIHL provided various insurance and corporate services to BSUI, BUSI and BICI. The primary services provided to BSUI, BUSI and BICI under the Services Agreement were underwriting, claims, financial and accounting, investment, legal, reinsurance and regulatory reporting services. Upon the dissolution of BIHL, as described below, the Services Agreement will remain in effect among BSHI, BSUI, BUSI and BICI.
On July 15, 2024, BIHL received regulatory approval to effectuate a divestiture of its ownership interests in BSHI after August 2, 2024. On September 19, 2024, this divestiture occurred and, except for the shares of BSHI common stock being offered by BIHL in this offering, BIHL distributed all of its shares of BSHI common stock to its limited partners in accordance with the distribution provisions of BIHL’s limited partnership agreement. Upon completion of this offering, BIHL used the net proceeds it received from the secondary offering to pay for its dissolution related expenses, including compensation owed to Ms. Brock-Kyle and Mr. Foy in connection with the phantom stock awards they received for services as a member of the board of managers of BGP.
Arrangements with AmFam and its Affiliates
Our subsidiary, BSUI, has separate managing general agency agreements (collectively the “MGA Agreements”) with Homesite Insurance Company, Homesite Insurance Company of Florida and Midvale Indemnity Company (collectively, the “AmFam Issuing Carriers”), which are insurance company subsidiaries of AFMIC . Under the MGA Agreements, BSUI is permitted to issue insurance policies complying with the underwriting guidelines set forth therein, as well as cancel or non-renew such policies subject to certain terms set forth therein, on behalf of the AmFam Issuing Carriers and is also responsible for providing accounting, claims handling and other necessary services to the AmFam Issuing Carriers to support its respective regulatory, statutory and other compliance requirements. BSUI is entitled to a commission in exchange for these services, which is adjusted to equal cost for each month in accordance with the terms of the MGA Agreements such that there is no monetary impact to us as a result of the commissions to BSUI. These agreements were renewed in connection with our initial public offering. Under the current MGA Agreements, in addition to termination rights upon the termination of the Amended and Restated Quota Share Agreement, certain material operational changes to the parties’ businesses, certain material breaches of the MGA Agreements or certain bankruptcy events, either party can terminate such agreement at the beginning of any calendar quarter occurring on the date after May 23, 2029.
On January 31, 2021, our subsidiary, BICI, entered into a quota share reinsurance agreement (the “Original Quota Share Agreement”) with AFMIC. Under the Original Quota Share Agreement, BICI assumed 100.0% of all risks, net of inuring third-party reinsurance, written on behalf of AmFam by BSUI. Under the MGA Agreements, BSUI has authority to accept, on forms approved by AFMIC, policies, endorsements, binders and certificates of proposal for insurance of the lines and classes of business, and in the territories set forth on Schedule A thereto, which include Casualty, Professional Liability and Healthcare Liability lines of business in the USA, including Puerto Rico, and selected risks in Bermuda and the Cayman Islands where such risks are being handled by a US broker. BSUI and BICI have the authority to agree on the premium rates to be charged under the program, subject to the consent of

AFMIC. AmFam received a ceding fee on net premiums assumed by BICI under the Original Quota Share Agreement. Under the Original Quota Share Agreement, the ceding fee was 2% of net premiums assumed by BICI per month.
In connection with our initial public offering, on May 23, 2024, BICI entered into an amended and restated quota share reinsurance agreement with AFMIC (the “Amended and Restated Quota Share Agreement” and together with the Original Quota Share Agreement, the “Quota Share Agreement”). Except as otherwise described herein, all material terms in the Amended and Restated Quota Share Agreement are the same as in the Original Quota Share Agreement. Under the Amended and Restated Quota Share Agreement, the term of the Original Quota Share Agreement was extended for 5 years from the listing of our common stock on the NYSE and BICI is required to provide additional collateral to AFMIC in an amount equal to up to 40% of unearned premiums. BICI’s fee structure under the Amended and Restated Quota Share Agreement remains the same as the Original Quota Share Agreement except that the ceding fee will be increased to 2.75% on May 23, 2025, 3.25% on May 23, 2026 and 5.0% on May 23, 2027. For the fiscal year ended December 31, 2024, BICI assumed net premiums of $695.7 million, and BICI paid a ceding fee of $9.8 million to AmFam under the Quota Share Agreement.
The Amended and Restated Quota Share Agreement may be terminated for new and renewal business:
• by mutual written agreement;
• by either party
(a) immediately, if the other party is found to be insolvent by a state insurance department or court of competent jurisdiction or is placed in liquidation, supervision or similar event, or
(b) if the other party materially breaches any term or condition of the Amended and Restated Quota Share Agreement and fails to cure within the time period specified therein; or
• by AFMIC
(a) on or after the date that is 5 years after the date of the Amended and Restated Quota Share Agreement, by giving at least 90 days prior written notice to BICI if the parties have agreed on a new ceding fee pursuant to the terms therein or by giving written notice of immediate effect to BICI if the parties have not agreed on a new ceding fee pursuant to the terms therein,
(b) upon prior written notice to BICI in the event the domiciliary insurance regulator of AFMIC orders cancellation of the Amended and Restated Quota Share Agreement,
(c) upon 45 days prior written notice to BICI with the opportunity to cure, if BICI’s earned or written surplus ratio exceeds specified thresholds described therein,
(d) upon 180 days prior written notice to BICI, if the aggregate gross written premium produced by or through BSUI and ceded to BICI pursuant to the Amended and Restated Quota Share Agreement exceeds $1 billion during any calendar year and the parties have not agreed to a mutually acceptable agreement within 90 days of such notice,
(e) if BICI breaches specified credit for reinsurance and trust provisions therein and fails to cure within the time period specified therein,
(f) if BICI has received an insurer financial strength rating from A.M. Best or other specified rating agency and thereafter such rating is withdrawn or reduced to below A- (or equivalent), and BICI fails to cure within the time period specified therein, or
(g) in the event the Company enters into an agreement within 12 months of our initial public offering that would ultimately result in a change of control (as defined in the Investment Matters Agreement) (i) the result of which is our common stock would no longer qualify for listing on the NYSE (such agreement, a “Change of Control Agreement”) and (ii) involves an acquiring party identified in writing to us by Gallatin Point and AmFam as mutually agreed by Gallatin Point and AmFam; provided, however, that such termination shall only become effective upon the consummation of such change in control and if such Change in Control Agreement is terminated, the termination right shall be null and void.

The termination provisions in the Amended and Restated Quota Share Agreement are generally the same as those in the Original Quota Share Agreement, except the Amended and Restated Quota Share Agreement (i) also applies to renewal business (other than certain mandatory renewal policies) as opposed to just new business, (ii) extends the time period from January 1, 2027 to the date that is 5 years after the date of the Amended and Restated Quota Share Agreement with respect to clause (a) under termination rights by AFMIC and (iii) adds the termination provision described in clause (d) under termination rights by AFMIC. The termination provision described in clause (g) under termination rights by AFMIC is set forth in the Investor Matters Agreement.
Pursuant to the Quota Share Agreement, BICI is required to set aside assets in a trust to secure a portion of its reinsurance recoverable obligation under the Quota Share Agreement, and on March 29, 2021, BICI entered into an insurance trust agreement (the “Insurance Trust Agreement”) with AFMIC and U.S. Bank National Association, as trustee. BICI must maintain assets in the trust account with a fair value as of the end of each month equal to the greater of (i) (A) reinsured losses and allocated loss expenses paid or payable by AFMIC but not recovered from BICI, (B) reserves for reinsured losses reported and outstanding, (C) reserves for reinsured losses incurred but not reported and (D) reserves for allocated reinsurance loss expenses and unearned premiums and (ii) the trust required balance, which was $0 commencing on July 1, 2021. Under the Quota Share Agreement and the Amended and Restated Insurance Trust Agreement which BICI entered into on May 23, 2024, BICI is required to maintain assets in the trust account with a fair value as of the end of each month equal to (A) reinsured losses and allocated loss expenses paid or payable by AFMIC but not recovered from BICI, (B) reserves for reinsured losses reported and outstanding, (C) reserves for reinsured losses incurred but not reported, (D) reserves for allocated reinsurance loss expenses and unearned premiums and (E) reserves for 40% of unearned premiums subject to certain exceptions described therein. Assets deposited in the trust account will be valued at their fair market and must consist only of cash, certificates of deposit and investments of the types permitted by the insurance laws of the state of domicile; provided that such certificates of deposit and investments are not issued by a parent, subsidiary or affiliate of either BICI or AFMIC.
On January 26, 2022, BICI entered into a Casualty, Professional Liability and Healthcare Quota Share Reinsurance Contract (the “2022 Ceded Quota Share Agreement”) and a Casualty, Professional Liability and Healthcare Excess Cessions Reinsurance Contract (the “2022 Ceded Excess Loss Agreement”) with reinsurers, in which American Family Connect Property and Casualty Insurance Company (“AFCPCIC”), a subsidiary of AmFam, participated. Pursuant to the 2022 Ceded Quota Share Agreement, BICI ceded 20.0% of the exposure to the reinsurers and AFCPCIC had a 0.5% ($75,000) share in the interests and liabilities of the reinsurers. Pursuant to the 2022 Ceded Excess Loss Agreement, BICI ceded 70.1% of losses in excess of $5.0 million up to $15.0 million to the reinsurers and AFCPCIC had a 1.8% ($175,000) share in the interests and liabilities of the reinsurers. In addition, on November 15, 2022, BICI, also entered into a Cyber Professional Lines Quota Share Reinsurance Agreement (the “2022 Cyber Ceded Quota Share Agreement”) with reinsurers, in which AFCPCIC, a subsidiary of AmFam, also participated, pursuant to which BICI ceded 53.5% of the exposure to the reinsurers and AFCPCIC had a 10.0% share in the interests and liabilities of the reinsurer.
On March 7, 2023, BICI entered into a Casualty, Professional Liability and Healthcare Quota Share Reinsurance Contract (the “2023 Ceded Quota Share Agreement”) and a Casualty, Professional Liability and Healthcare Excess Cessions Reinsurance Contract (the “2023 Ceded Excess Loss Agreement”) with reinsurers, in which AFCPCIC, a subsidiary of AmFam, participated. Pursuant to the 2023 Ceded Quota Share Agreement, BICI ceded 25.0% of the exposure to the reinsurers and AFCPCIC had a 2.5% share in the interests and liabilities of the reinsurers. Pursuant to the 2023 Ceded Excess Loss Agreement, BICI ceded 65.0% of losses in excess of $5.0 million up to $15.0 million to the reinsurers and AFCPCIC had a 6.5% share in the interests and liabilities of the reinsurers.
On January 1, 2024, BICI, entered into a Cyber Professional Lines Quota Share Reinsurance Agreement (the “2024 Cyber Ceded Quota Share Agreement”) with reinsurers, in which AFCPCIC, a subsidiary of AmFam, also participated, pursuant to which BICI ceded 64% of the exposure to the reinsurers and AFCPCIC had a 10.0% share in the interests and liabilities of the reinsurers.
On May 1, 2024, BICI entered into a Casualty, Professional Liability and Healthcare Quota Share Reinsurance Contract (the “2024 Ceded Quota Share Agreement”) and a Casualty, Professional Liability and Healthcare Excess Cessions Reinsurance Contract (the “2024 Ceded Excess Loss Agreement”) with reinsurers, in which AFCPCIC, a subsidiary of AmFam, participated. Pursuant to the 2024 Ceded Quota Share Agreement, BICI ceded 25% of the exposure to the reinsurers and AFCPCIC had a 3% share in the interests and liabilities of the reinsurers. Pursuant to the 2024 Ceded Excess Loss Agreement, BICI ceded 60.13% of losses in excess of $5.0 million up to $15.0 million to the reinsurers and AFCPCIC had a 7.8% share in the interests and liabilities of the reinsurers.
On January 1, 2025, BICI, entered into a Cyber Professional Lines Quota Share Reinsurance Agreement (the “2025 Cyber Ceded Quota Share Agreement”) with reinsurers, in which AFCPCIC, a subsidiary of AmFam, also participated, pursuant to which BICI ceded 60% of the exposure to the reinsurers and AFCPCIC had a 10.0% share in the interests and liabilities of the reinsurer.

Registration Rights Agreement
On May 28, 2024, we entered into the Registration Rights Agreement with AFMIC, GPC Fund and our Chief Executive Officer, which provides customary demand and piggyback registration rights. This offering of shares pursuant to the registration statement of which this prospectus forms a part is being conducted pursuant to certain of the selling stockholders’ rights under the Registration Rights Agreement. The Registration Rights Agreement also provides that we pay customary expenses relating to registrations thereunder and indemnify against certain liabilities that may arise under the Securities Act.
Common Stock Purchase Warrant
On May 28, 2024, we issued to AFMIC a common stock purchase warrant (the “Common Stock Purchase Warrant”) to purchase from us 1,670,721 shares of our outstanding common stock (the “Warrant Shares”). The purchase price of one share of common stock under the Common Stock Purchase Warrant is $17.00, subject to customary adjustments. The Warrant Shares vest ratably over five years with the first tranche vesting on the first anniversary of the date of issuance of the Common Stock Purchase Warrant. The vested portion is exercisable, in whole or in part, until the ten-year anniversary of the date of issuance of the Common Stock Purchase Warrant and further vesting will terminate in the event either the Quota Share Agreement or one or more of the Managing General Agency Agreements representing in the aggregate 25% or more of the business ceded to BICI in the prior year under the Quota Share Agreement are terminated prior to May 23, 2029. The Warrant Shares will vest in full upon a change of control of the Company if AFMIC agrees that the Quota Share Agreement and all of the Managing General Agency Agreements shall remain in effect notwithstanding such change of control and AFMIC waives, or causes its affiliate to waive, any termination rights it may have thereunder as a result of such change of control. Upon grant, the fair value of the warrant will be expensed, on a quarterly basis, over the five year vesting period.
Investor Matters Agreement
On May 23, 2024, we entered into the Investor Matters Agreement with AFMIC. The current AFMIC nominees are Troy Van Beek and David Holman. Troy Van Beek serves as a Class I director and David Holman serves as a Class II director.
From the date of the Investor Matters Agreement until the third anniversary thereof (the “Maintenance Period”), among other things, AFMIC will not undertake any sales of shares of our common stock that would result in AFMIC’s ownership of shares of our common stock being less than ten percent of the issued and outstanding shares of our common stock (which shares owned by AFMIC shall include shares subject to the Common Stock Purchase Warrant, to the extent vested (assuming there is no cashless exercise)) (the “AFMIC Minimum Ownership Amount”) and will report us and each of our wholly owned subsidiaries as an affiliate (as defined under SSAP No. 88, Investments in Subsidiary, Controlled and Affiliated Entities) for all statutory accounting and regulatory purposes.
During the period beginning on the date of the Investor Matters Agreement and later of (i) the end of the Maintenance Period and (ii) the expiration or termination the current terms of certain MGA Agreements (as defined therein) and the Reinsurance Agreement (as defined therein) (the “Requisite Agreements”), AFMIC has the right (but not the obligation) to nominate two individuals to our board of directors; provided, that our CNCG Committee of our board of directors or an equivalent duly authorized committee of our board of directors has determined that each such individual is reasonably satisfactory to serve as a director.
Upon expiration of the Maintenance Period, if AFMIC continues to own the AFMIC Minimum Ownership Amount, AFMIC has the right (but not the obligation) to nominate one individual to our board of directors; provided, that our CNCG Committee of our board of directors or an equivalent duly authorized committee of our board of directors has determined that such individual is reasonably satisfactory to serve as a director.
Call Option Agreement
On May 22, 2024, GPC Fund entered into a call option agreement with AFMIC, pursuant to which GPC Fund granted AFMIC an exclusive option to acquire 816,471 shares of common stock, at a price per share of $17.00, subject to customary adjustments. The option is only exercisable beginning on May 23, 2027 until May 22, 2029.
Board Nominee Agreement
On May 23, 2024, we entered into the Board Nominee Agreement. The current GPC Fund nominees are Matt Botein and Zhak Cohen. Matt Botein serves as a Class I director, and Zhak Cohen serves as a Class II director.

Pursuant to the Board Nominee Agreement, (1) for so long as GPC Fund owns at least 35% of our outstanding common stock (the “Initial GPC Ownership Threshold”), GPC Fund will have the right (but not the obligation) to nominate three (3) individuals to our board of directors; (2) after such time that GPC Fund owns less than the Initial GPC Ownership Threshold but owns shares of our common stock equal to at least 20% of our outstanding common stock (the “Second GPC Ownership Threshold”), GPC Fund will have the right (but not the obligation) to nominate two (2) individuals to our board of directors; and (3) after such time that GPC Fund owns less than the Second GPC Ownership Threshold but owns shares of our common stock equal to at least 10% of our outstanding common stock (the “Third GPC Ownership Threshold”, GPC Fund will have the right (but not the obligation) to nominate one (1) individual to our board of directors, in each case, provided, that our CNCG Committee of our board of directors or an equivalent duly authorized committee of our board of directors has determined that such individual is reasonably satisfactory to serve as a director. Currently GPC Fund has the right to nominate two individuals to our board of directors.
Director and Officer Indemnification Agreements
We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We believe that these indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help us to attract and retain qualified persons as directors and officers.
Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors
Daniel Sills, the son of Stephen Sills, has been employed by the Company since November 2023. He currently serves as Product Manager for the Company’s Baleen Specialty division. During fiscal 2024, Mr. D. Sills received total compensation in excess of $120,000. His compensation was comparable to others who held similar responsibilities. Mr. D. Sills also received a grant of RSUs in 2024 in connection with the Company’s initial public offering.
Policy Concerning Related Person Transactions
Our board of directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our common stock (or their immediate family members or affiliates), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our audit committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee will be required to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in good faith in the exercise of its discretion. In the event that any member of our audit committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related person transaction retroactively.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy to you upon written or oral request to Bowhead Specialty Holdings Inc., 452 Fifth Avenue, 24th Floor, New York, NY 10018, Attention: Secretary, telephone: (212) 970-0269. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement
Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2026 must comply with the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by the Company no later than November 19, 2025. Proposals should be sent to the Secretary of the Company at its principal executive offices, 452 Fifth Avenue, 24th Floor, New York, NY 10018. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2026 any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
A stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the annual meeting of stockholders to be held in 2026 outside the processes of Rule 14a-8 under the Exchange Act must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in the Company’s Bylaws. To be timely, such written notice must be received by the Secretary of the Company at its principal executive offices, 452 Fifth Avenue, 24th Floor, New York, NY 10018, not earlier than the close of business on January 1, 2026, nor later than the close of business on January 31, 2026. In the event that the annual meeting of stockholders to be held in 2026 is not scheduled to occur within 30 days before or 60 days after May 1, 2026 (the anniversary of the Annual Meeting), the written notice must be received by the Company not later than the close of business on the 10th day following (i) the day on which notice of the date of the annual meeting for 2026 is mailed or (ii) the day on which public announcement of the date of such meeting is first made, whichever first occurs.
In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the requirements of Rule 14a-19 under the Exchange Act. To the extent any information is required by Rule 14a-19 that is not required under our Bylaws, it must be received by March 2, 2026.
EXPENSES AND SOLICITATION
We will bear all costs of solicitation of proxies. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.

BOWHEAD SPECIALTY

BOWHEAD SPECIALTY HOLDINGS INC.
452 FIFTH AVENUE, 24TH FLOOR
NEW YORK, NY 10018
C/O CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BOW2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66762-P25837 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOWHEAD SPECIALTY HOLDINGS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen Sills
02) Tom Baker
03) Matthew Botein
04) Troy Van Beek

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of Pricewaterhouse Coopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V66763-P25837

BOWHEAD SPECIALTY HOLDINGS INC.
Annual Meeting of Stockholders
May 1, 2025 10:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) H. Matthew Crusey and Brad Mulcahey, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of BOWHEAD SPECIALTY HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on May 1, 2025, at virtually www.virtualshareholdermeeting.com/BOW2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side